Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-189616) and S-8 (No. 333-15651) of Virtus Investment Partners, Inc. of our report dated February 24, 2014, except with respect to our opinion on the effectiveness of internal control over financial reporting and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is October 27, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

October 27, 2014